Exhibit 12.2

                                                           HRPT PROPERTIES TRUST
                           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                           (dollars in thousands)


                                    Nine Months Ended
                                       September 30,                                Year Ended December 31,
                                -------------------------    ------------------------------------------------------------------
                                    2002        2001(1)          2001(1)      2000(1)       1999(1)      1998(1)     1997(1)
                                ------------ ------------    ------------- ------------- ------------ ------------ ------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item             $66,221      $68,430          $89,659      $110,086     $116,638     $136,756      $97,230
  Fixed charges before
     preferred distributions         67,337       69,257           91,305       104,337       91,420       66,612       38,703
  Distributions from equity
     investments                     20,344       19,968           26,651        30,294       18,606       10,320        9,640
  Capitalized interest               (2,832)        (603)            (787)       (1,680)      (1,488)        (447)        (165)
                                ------------ ------------    ------------- ------------- ------------ ------------ ------------
Adjusted Earnings                  $151,070     $157,052         $206,828      $243,037     $225,176     $213,241     $145,408
                                ============ ============    ============= ============= ============ ============ ============

Fixed Charges:
  Interest expense (including
     amortization of note
     discounts and deferred
     financing fees)                $64,505      $68,654          $90,518      $102,657      $89,932      $66,165      $38,538
  Capitalized interest                2,832          603              787         1,680        1,488          447          165
  Preferred distributions            16,125       11,905           16,842            --           --           --           --
                                ------------ ------------    ------------- ------------- ------------ ------------ ------------
Total Fixed Charges                 $83,462      $81,162         $108,147      $104,337      $91,420      $66,612      $38,703
                                ============ ============    ============= ============= ============ ============ ============

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Distributions
                                        1.8x         1.9x             1.9x          2.3x         2.5x         3.2x         3.8x
                                ============ ============    ============= ============= ============ ============ ============


(1) Reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.